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                                                                    EXHIBIT 10.1


                              DEFINITIVE AGREEMENT


This is a Business Agreement (hereinafter "Agreement") made and entered into as of this 20th day of July 2001, by and between Image Sensing Systems, Inc., a Minnesota corporation with its principal place of business at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104 ("ISS"); and Detector Electronics Corporation, a wholly owned subsidiary of Kidde Fire Protection, Inc. with its principal place of business at 6901 West 110th Street, Bloomington, Minnesota 55438 ("DEC"). Unless terminated earlier, this Agreement shall last for seven (7) years and shall automatically renew for annual terms thereafter. This Agreement may be changed or amended in writing signed by both parties should further definition or explanation be necessary; or should changes in product or market definitions warrant it.

WHEREAS, ISS develops, among other items, machine vision technology including, but not limited to, machine vision hardware, software, algorithms, and communication and networking interfaces and sells to customers in the United States and internationally for automated traffic video detection and surveillance applications;

WHEREAS, DEC develops, among other items, flame detection technology including, but not limited to, detector hardware, detection algorithms and communication interfaces and sells to customers in the United States and abroad for fire and gas safety system applications;

WHEREAS, DEC desires to obtain from ISS machine vision technology to develop and sell to global customers machine vision-based flame detectors ("Flame Imaging");

WHEREAS, ISS desires to obtain from DEC flame detection technology to develop and sell to global customers dual-mode traffic/fire video detectors ("Dual-Mode Video Detector") by integrating Flame Imaging with ISS' existing products;


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WHEREAS, ISS and DEC entered into a Data Exchange and Disclosure Agreement
("DEDA") dated October 5, 2000, for the discussion of mutual technologies, which is attached hereto as Exhibit A and made a part hereof;

WHEREAS, ISS and DEC entered into a Memorandum of Understanding ("MOU") dated December 4, 2000, which is attached hereto as Exhibit B and made a part hereof, to evaluate the technical feasibility of Flame Imaging by combining mutual technologies and to evaluate the market potential of Flame Imaging;

WHEREAS, ISS provided to DEC machine vision technology and technical expertise to demonstrate the technical feasibility of Flame Imaging using mutual technologies;

WHEREAS, ISS has incurred and will continue to incur cost to support DEC in Flame Imaging development;

WHEREAS, ISS will require support from DEC to integrate Flame Imaging into ISS' products to develop Dual-Mode Video Detector;

WHEREAS, DEC will incur cost to support ISS in Dual-Mode Video Detector development;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:


1. DEFINITIONS.

     a. "Intellectual Property" of a party means all proprietary information of the party including, without limitation, (a) all of the party's intellectual property rights pursuant to the DEDA; (b) matters of a technical nature such as trade secret processes or devices, know-how, techniques, algorithms, software, data, drawings, diagrams, programs, plans, formulas, inventions (whether or not patentable), lists of materials, specifications and characteristics of products


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         planned or being developed, and research subjects, methods and results;
         (c) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; and (d) other information of similar nature that is not generally disclosed by the party to the public.

     b. "Non-Recurring Expense" (NRE) of ISS means the total cost incurred by ISS to provide engineering services to DEC in response to DEC's request, verbal or written, for technical assistance for the demonstration, development and manufacture of Flame Imaging detection hardware and software during the term of this Agreement. It is agreed that the NRE for such services is $120,000.


2. TERMS OF SALE.

     a. ISS shall sell to DEC its Autoscope Solo Pro(R) machine vision sensors and associated equipment at a preferred price. Both parties agree to make a good faith effort to arrive at pricing that leads to a sustainable long-term business venture. "Preferred price" as used in this paragraph means a price where the margin is in the range of 30% to 35%.

     b. ISS shall provide to DEC support in the usage of Autoscope Solo Pro machine vision sensors on an as-needed basis.

     c. DEC shall pay to ISS a 10% royalty on the gross sale price of each Flame Imaging system sold until the NRE of $120,000 is paid.

     d. DEC shall provide to ISS DEC's flame detection software used in Flame Imaging, software upgrades as they occur, and support in the usage of the software for ISS to incorporate into its own products for sale to its customers.

     e. ISS shall pay to DEC a 10% royalty on the gross sale price of each camera sold with a flame imaging component.

     f. Two years after introduction of a sellable, Flame Imaging detector, or upon termination of this Agreement if such termination occurs first, DEC shall pay to ISS a residual amount totaling the difference between ISS' NRE of $120,000 and the sum of the royalties DEC has paid to ISS under clause 2c above. The two-


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         year period will begin on the date of the press release announcing the availability of DEC's Flame Imaging detector.

     g. For a period of one (1) year after release of any software, each party shall provide reasonable support to the other party on an as-needed basis to troubleshoot any symptom of malfunction and to fix any software error (bug) and to incorporate the software into the other party's product.

     h. Except as otherwise explicitly set forth in this Agreement, each party shall pay for the cost of technology, labor, material, tooling and facilities necessary for the development of its own products.

     i. Neither party shall have any right to the Intellectual Property of the other party except as provided by clause 5f.

     j. The confidentiality and intellectual property rights provisions of the DEDA are incorporated herein by reference and shall have full force and effect with respect to the transactions contemplated hereby as though fully set forth herein. Nothing in this Agreement shall be deemed to modify or alter the confidentiality rights set forth in the DEDA.


3. TERMS OF MARKETING.

     a. ISS and DEC shall obtain each other's prior written approval of the text in public announcements regarding the introduction of any product involving Flame Imaging.

     b. ISS and DEC shall obtain each other's prior written approval for the use of the other party's company name, product name, trademark or logo on any product or in any product literature.

     c. ISS and DEC shall obtain each other's prior written approval of the initial news release of this Agreement.

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4. LIMITED WARRANTY.

     a. Each party warrants to the other party that the products sold hereunder shall be free from defects in material and workmanship, and shall conform to the product specifications for a period of two (2) years from the date of shipment. In the event any product fails to meet the foregoing warranty and is returned to the selling party with all transportation charges prepaid, the selling party shall, at its option, repair or replace such defective product, or part thereof, within thirty (30) days of receipt. A return authorization number must be obtained from the selling party prior to returning any product for warranty repair. Any product repaired or replaced hereunder shall be warranted for the remainder of the original warranty period or sixty
         (60) days, whichever is longer.

     b. The parties expressly agree that the foregoing remedies shall be the exclusive remedies for any defects in the products sold hereunder. In no event shall the selling party be liable to the purchasing party for any lost profits or other special, consequential, indirect, punitive or incidental damages, however caused on any theory of liability, arising in any way out of this Agreement or the distribution of the product.

     c. The selling party shall have no obligation to repair, replace or correct defective products under any warranty or otherwise if the defect or error resulted from improper or inadequate maintenance; unauthorized modification, alteration, disassembly, or misuse; intentional or accidental damage; use with software, hardware or interfaces not supplied or approved by the selling party; operation outside the environmental specification of the product; improper site preparation and maintenance; or handling, installation or operation which is not in conformance with the selling party's handling, installation and operating instructions.

     d. Upon expiration of the foregoing warranty, each party may offer to the other party a repair service.

     e. Either party shall have the option to purchase an extended warranty, if so desired, at the time of the purchase of the equipment.


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5. TERM AND TERMINATION.

     a. The term of this Agreement shall commence on the date hereof and shall continue for a period of seven (7) years unless terminated earlier.

     b. This Agreement shall be reviewed no later than seven (7) years after the commencement of the Agreement.

     c. This Agreement shall automatically renew on an annual basis after the original term unless terminated earlier.

     d. In the event of termination of this Agreement prior to the end of the period in which NRE payments are to be made, DEC shall pay ISS the residual NRE as set forth in clause 2f above.

     e. This Agreement shall terminate automatically without notice (i) if either party discontinues its business related to the products contemplated by this Agreement; or (ii) if either party becomes insolvent or is adjudicated a bankrupt.

     f. In the event of insolvency, bankruptcy, or business discontinuation, the other party shall have the right to obtain and use product design documentation, including all relevant drawings, descriptions, design files and software files, for the purpose of continuing the manufacture and sale of Flame Imaging detectors.

     g. Should either party be acquired by a third party, considered by the other party as a potential competitor, then the other party has the right to terminate the Agreement immediately upon written notice.

     h.  Either party may terminate this Agreement without cause upon twelve
         (12) months written notice.


6. GENERAL.

     (a) Amendment. This Agreement may be changed or amended by a writing signed by both parties should further definition or explanation be necessary; or as product and market definitions change.

     (b) No Encroachment. For the duration of this Agreement and five years thereafter, both parties agree to not pursue the sale of Flame Imaging detectors in the

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         traditional market segment(s) of the other company. Traditional market segment(s) include those markets in which each company has a history of selling product. Opportunities in conflict with this clause shall be discussed and agreed by both parties on a case-by-case basis.

     (c) Non-compete. For the duration of this Agreement and five years thereafter, neither company shall engage in business activity with a direct or indirect competitor of the other for the purposes of developing, manufacturing or selling Flame Imaging detectors or machine vision technology.

     (d) No Recruitment. For the duration of this Agreement and five years thereafter, neither party shall hire anyone who is an employee of the other party at the time of recruiting or had been an employee of the other party any time during two (2) years preceding the hiring.

     (e) Arbitration. In the event of any disagreement between the two parties on any issue involving this Agreement, the parties agree to go to binding arbitration through American Arbitration Association, at the location of the Association in Minneapolis, Minnesota.

     (f) Indemnity. Each party shall hold harmless and indemnify the other party from and against any and all liability, claims, losses, costs, and damages of whatever kind and nature, including reasonable attorneys' fees and costs of litigation, by any third party resulting directly or indirectly from any breach of this Agreement or warrantees, representations and agreements contained herein, and from any facts, omissions, misrepresentations, warrantees, covenants or obligations hereunder by such party. The foregoing obligations of indemnification are conditioned upon the indemnified party (i) giving prompt notice to the indemnifying party of any such claim or action; (ii) allowing the indemnifying party to control the defense, including the right to settle the action (so long as the settlement is without cost to the indemnified party); and (iii) providing full assistance in the defense so long as the indemnifying party pays the indemnified party's reasonable out-of-pocket expense incurred in connection with providing such assistance.


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     (g) Representation. Each party warrants and represents to the other party that: (i) it has the authority to enter into and perform this Agreement; (ii) it has full right and authority to grant the rights granted to the other party herein; and (iii) the execution, delivery and performance of this Agreement shall not conflict with the terms and conditions of any other agreement to which it is or becomes a party or by which it is or becomes bound.

IN WITNESS WHEREOF, the parties have executed this Agreement in the manner appropriate to each as of the day and year first above written.

IMAGE SENSING SYSTEMS, INC.                   DETECTOR ELECTRONICS CORPORATION

By:  /s/ William L. Russell                   By:  /s/ Gerald Slocum
     -----------------------------                 ---------------------------
     William L. Russell                            Gerald Slocum
     Its: President and CEO                        Its: President


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